Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-85034 ) and Registration Statements on Forms S-8 (No. 333-26127, No. 333-57835, No. 333-49142 and No. 333-72970) of Applied Imaging Corp. of our report dated April 2, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

April 2, 2004